EXHIBIT 99.1

Hooker Furniture Reports Increased Sales for 2011 Fiscal Year

MARTINSVILLE, Va., April 12, 2011 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $215.4 million and a net income of $3.2 million, or $0.30 per share, for its fifty-two week fiscal year ending January 30, 2011. Net sales for 2011 increased $12.1 million or 5.9% compared to $203.3 million for fiscal 2010 as unit volume grew across all divisions.

Net income for fiscal 2011 increased 7.7% to $3.2 million compared to $3.0 million in the 2010 fiscal year. Earnings per share were $0.30 compared to $0.28 for the prior year.

Net sales for the fiscal 2011 fourth quarter increased $2.3 million to $55.0 million, or 4.3% compared to net sales of $52.7 million recorded in the fiscal 2010 fourth quarter. "We're pleased to have grown sales across all divisions this year in a business environment that was still very challenging," said Paul B. Toms Jr., chairman, chief executive officer and president of Hooker Furniture. "We finished the year with momentum, as the fiscal 2011 fourth quarter represented the third consecutive quarter of year-over-year sales increases. While we are disappointed we weren't able to leverage higher sales into higher profits, this year's accomplishments in many areas have positioned us to improve profitability going forward."

For the year's top line performance, the upholstery division led the way with a nearly 15% overall increase in net sales, including a 47% increase in imported leather upholstery unit volume compared to last year. Bradington-Young's domestically produced leather seating line also achieved growth with a 12% increase, marking the first year-over-year sales increase for domestic leather seating since 2005, said Alan Cole, president of Hooker Upholstery. Casegoods net sales increased $2.8 million, or 2.0%, during the fiscal year. Two noteworthy areas of growth for casegoods were the Envision line of casual, affordable furnishings targeted at younger consumers and sales to international customers. "Envision sales and international sales each roughly doubled compared to last year," Toms said.

Higher freight costs on imported products compared to the same period last year, along with both a restructuring and an intangible asset impairment charge, resulted in a net loss of $182,000 or $0.02 per share for the fiscal fourth quarter. "We can't overstate the negative impact on casegoods profitability of inflation driven by higher freight rates," Toms said. "The inventory we shipped in the fourth quarter reflected the unusually higher freight rates on products we received during mid year. Dramatic swings in shipping capacity out of Asia over the last two years resulted in a 10 percentage point variance in casegoods gross margins from the fiscal 2011 fourth quarter compared to the fiscal 2010 fourth quarter. All things considered, we expect to see the effect of more normal freight rates beginning in the first half of fiscal 2012, with low to mid-single digit improvement in margins as a result."

Profitability was also negatively impacted during the fourth quarter by a restructuring charge of $1.4 million ($874,000 after tax, or $0.08 per share) related to the consolidation of the Bradington-Young domestic upholstery division from Cherryville to Hickory, NC. In addition to the restructuring charge, there were "significant disruptions in December and January in preparation for the actual move in late January," said Cole. "While some of the disruptions related directly to the move, we also had some severe weather, the holidays and material supply delays, which greatly reduced our manufacturing efficiency during much of the quarter," he said.

Along with the restructuring expense, Hooker also recorded a $396,000 ($247,000 after tax or $0.02 per share) intangible asset impairment charge related to the write-off of the Opus Designs by Hooker Furniture trade name. The restructuring and asset impairment charges were a combined $1.8 million ($1.1 million after tax, or $0.10 per share) in the fourth quarter.

For the 2011 fiscal year, gross profit declined $1.5 million to $46.9 million, compared to $48.4 million in the same period a year ago. As a percent of sales, gross profit margin decreased to 21.8% compared to 23.8% of net sales in fiscal 2010. Higher freight costs on imported products shipped during the period were the primary driver of the lower gross margins for the year. Another factor was a $500,000 charge related to a fire at one of the company's distribution facilities during the fiscal 2011 first quarter. These higher costs were partially offset by higher margins in the Company's upholstery division, due to better efficiencies from increased upholstery sales and cost reduction initiatives.

For the fiscal 2011 fourth quarter, gross profit decreased in both absolute terms and as a percentage of net sales to $10.9 million or 19.8% of net sales as compared to $14.8 million or 28.1% of net sales in the prior year period. The decrease was due principally to higher freight costs on imported furniture and higher upholstery raw material and manufacturing costs as a percentage of sales due to changes in product mix and lower domestic sales volume in the quarter.

Selling and administrative expenses decreased by $934,000 to $41.0 million or 19.0% of net sales, during the 2011 fiscal year. For the fourth quarter, selling and administrative expenses increased $335,000 to $10.0 million, or 18.1% of net sales. In comparison, selling and administrative expenses were $42.0 million, or 20.6% of net sales, in the 2010 annual period and $9.6 million or 18.3% of net sales in the 2010 fourth quarter. "We continued to do a good job of whittling away at costs, deferring non-essential spending and keeping our cost structure down during the year," Toms said. "A particular bright spot was the significant improvement in product and packaging quality, resulting in a reduction of quality-related costs of over $1 million dollars compared to last year." Lower bad debts also contributed to lower expenses during the fiscal year. These decreases were partially offset by increased commissions and design fees due to increased sales.

The unfavorable fourth quarter comparison for selling and administrative expenses is primarily due to lower compensation expense in the fiscal 2010 fourth quarter, due to favorable adjustments in our workers compensation accrual in the prior year fiscal quarter.

Operating income decreased in the 2011 fiscal year, primarily due to the inflationary impact of increased freight costs on imported product shipped during the year, restructuring and intangible asset impairment charges and a $500,000 casualty loss charge for a warehouse fire. These expenses were partially offset by improved upholstery margins and lower selling and administrative expenses. For fiscal 2011, the Company reported operating income of $4.1 million or 1.9% of net sales, a decline of $1.1 million from $5.2 million or 2.6% of net sales in fiscal 2010.

The Company reported an operating loss of $879,000, or 1.6% in the 2011 fiscal fourth quarter as compared to an operating income of $4.5 million, or 8.6% of net sales in the comparable prior year period. Excluding the effects of intangible asset impairment and restructuring charges, operating income decreased in the 2011 fiscal fourth quarter to 1.7% of net sales as compared to 9.8% of net sales in the comparable period a year ago.

For the 2011 fiscal year, operating income decreased to 2.8% of net sales as compared to 3.2% of net sales in the comparable prior year period, excluding the impairment and restructuring charges. The following table reconciles operating income as a percentage of net sales ("operating margin") to operating margin excluding these special items ("restructuring and special charges") as a percentage of net sales for each period:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 30, 2011	January 31, 2010	January 30, 2011	January 31, 2010

Operating margin, including restructuring and special charges	-1.6%	8.6%	1.9%	2.6%
Intangible asset impairment charges	0.7	1.2	0.2	0.6
Restructuring (credits) charges	2.6	0.0	0.7	0.0
Operating margin, excluding restructuring and special charges	1.7%	9.8%	2.8%	3.2%

Cash, Inventory and Debt Levels

Cash and cash equivalents stood at $16.6 million at January 30, 2011, a decrease of  $21.4 million from $38.0 million at January 31, 2010, due principally to increased inventory purchases to fund increased sales. Consolidated inventories increased $21.3 million to $57.4 million at January 30, 2011. Commenting on trends in inventory and cash levels, Toms said, "Inventory levels peaked in December, and have trended down in each of the last three months. Accordingly, cash is starting to build. We should begin to see a positive trend in cash levels in the first quarter of 2012, which we'll report on in June. Part of our inventory build was intentional as we made a conscious effort to improve our inventory position on best sellers. We now believe we are in an excellent inventory position with best selling products."

The Company had no long-term debt at January 30, 2011 and had $13.1 million available on its $15.0 million revolving credit facility, net of $1.9 million reserved for standby letters of credit, and had $15.0 million available to borrow against the cash surrender value of Company owned life insurance.

Business Outlook

"Consumer demand is improving, especially in casegoods, with significant double digit percentage increases for incoming orders during the first two months of the fiscal year," Toms said. "The momentum we've had for the last 11 months received another boost last week at the April High Point Market, where we introduced three major collections on the wood side that were all equally well-received. Strategically, we did the best job we've done to date in integrating our upholstery and wood furniture in room settings and in major collections, which mutually benefited both the wood and upholstery lines. We found retailers to be generally upbeat and eager to freshen their floors to prepare for improving business. The remerchandising and updating of our line over the last couple of years has helped us grow share of market and share of customer, as we've aligned with some of the largest  and healthiest retailers, who have also gained market share during the downturn. Freight rates have stabilized, and are having less of an impact each month. We should work through the inventory that reflects higher freight costs by the end of the first quarter. We're experiencing additional inflationary pressure with significant cost increases from wood and upholstery suppliers which we will offset with a price increase to our customers. By and large, our upper income consumer demographic is feeling more secure financially and is returning to the market. We're relatively optimistic, expecting modest improvements through the year with some bumps, but an overall positive trend."

Dividends

At its April 12, 2011 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on May 27, 2011 to shareholders of record at May 13, 2011.

Conference Call Details

Hooker Furniture will present its fiscal 2011 annual and fourth quarter results via teleconference and live internet web cast on Wednesday morning, April 13th,  2011 at 9:00 AM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 87-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward-looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2011	2010	2011	2010

Net sales	$ 54,964	$ 52,701	$ 215,429	$ 203,347

Cost of sales	44,082	37,884	168,047	154,931
Casualty loss			2,208
Insurance recovery			(1,708)
Total cost of sales	44,082	37,884	168,547	154,931

Gross profit	10,882	14,817	46,882	48,416

Selling and administrative expenses	9,962	9,627	41,022	41,956

Restructuring charge and asset impairment	1,799 (a)	661 (b)	1,799 (a)	1,274 (c)

Operating (loss) income	(879)	4,529	4,061	5,186

Other income (expense), net	25	23	108	(99)

(Loss) income before income taxes	(854)	4,552	4,169	5,087

Income tax (benefit) expense	(672)	1,582	929	2,079

Net (loss) income	$ (182)	$ 2,970	$ 3,240	$ 3,008

Earnings per share:
Basic	$ (0.02)	$ 0.28	$ 0.30	$ 0.28
Diluted	$ (0.02)	$ 0.28	$ 0.30	$ 0.28

Weighted average shares outstanding:
Basic	10,758	10,754	10,757	10,753
Diluted	10,773	10,763	10,770	10,760

(a) During the 2011 fourth quarter, the Company recorded a charge of $1.4 million pretax ($874,000, after tax, or $0.08 per share) related to the consolidation and transfer of Bradington-Young's Cherryville, NC manufacturing facility and offices to Hickory, NC; and it recorded asset impairment charges of $396,000 ($247,000 after tax, or $0.02 per share) on its Opus Designs trade name.
(b) During the 2010 fourth quarter, the Company recorded asset impairment charges of $661,000 pretax ($412,000, after tax, or $0.04 per share) on its Opus Designs trade name.
(c) In 2010, the Company recorded asset impairment charges of $661,000 pretax ($412,000 after tax, or $0.04 per share) on its Opus Designs trade name and $613,000 pretax ($382,000 after tax or $0.04 per share) on its Bradington-Young trade name.

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	January 30,	January 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$ 16,623	$ 37,995
Accounts receivable, less allowance for doubtful accounts of $2,082 and $1,938 on each date	27,670	25,894
Inventories	57,438	36,176
Prepaid expenses and other current assets	4,965	3,468
Total current assets	106,696	103,533
Property, plant and equipment, net	20,663	22,747
Intangible assets	3,072	3,468
Cash surrender value of life insurance policies	15,026	14,810
Other assets	4,954	4,541
Total assets	$ 150,411	$ 149,099

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 11,785	$ 10,425
Accrued salaries, wages and benefits	3,426	2,184
Other accrued expenses	1,111	1,953
Accrued dividends	1,077	1,077
Total current liabilities	17,399	15,639
Deferred compensation	6,242	5,868
Total liabilities	23,641	21,507

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,782 and 10,775 shares issued and outstanding on each date	17,161	17,076
Retained earnings	109,000	110,073
Accumulated other comprehensive income	609	443
Total shareholders' equity	126,770	127,592
Total liabilities and shareholders' equity	$ 150,411	$ 149,099

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Fifty-two Weeks Ended
	January 30,	January 31,
	2011	2010
Cash flows from operating activities
Cash received from customers	$ 212,142	$ 207,819
Cash paid to suppliers and employees	(225,857)	(169,245)
Insurance proceeds received on casualty loss	1,708	--
Income taxes paid, net	(3,938)	(1,401)
Interest (paid) received, net	(93)	(327)
Net cash (used in) / provided by operating activities	(16,038)	36,846

Cash flows from investing activities
Purchases of property, plant and equipment	(2,010)	(1,678)
Proceeds received on notes issued for the sale of property	31	30
Proceeds from the sale of property and equipment	--	337
Premiums paid on life insurance policies	(767)	(556)
Proceeds received on life insurance policies	1,724	739
Net cash used in investing activities	(1,022)	(1,128)

Cash flows from financing activities
Proceeds from short-term borrowing	--	4,859
Payments on short-term borrowing	--	(4,859)
Payments on long-term debt	--	(5,218)
Cash dividends paid	(4,312)	(4,309)
Net cash used in financing activities	(4,312)	(9,527)

Net decrease in cash and cash equivalents	(21,372)	26,191
Cash and cash equivalents at beginning of year	37,995	11,804
Cash and cash equivalents at end of year	$ 16,623	$ 37,995

Reconciliation of net income to net cash (used in) / provided by operating activities:
Net income	$ 3,240	$ 3,008
Depreciation and amortization	2,848	3,125
Non-cash restricted stock awards	225	81
Asset impairment charge	396	1,274
Restructuring charges	1,403
Loss on disposal of property	118	133
Provision for doubtful accounts	674	1,361
Deferred income tax	(1,872)	239
Gain on life insurance policies	(389)	(579)
Changes in assets and liabilities, net of effect from acquisition:
Accounts receivable	(2,451)	3,007
Inventories	(21,262)	24,072
Prepaid expenses and other assets	(952)	(1,054)
Trade accounts payable	1,360	2,033
Accrued salaries, wages and benefits	967	(34)
Accrued income taxes	(1,136)	253
Other accrued expenses	293	(579)
Deferred compensation	500	322
Other long-term liabilities	--	184
Net cash (used in) / provided by operating activities	$ (16,038)	$ 36,846
CONTACT: Paul B. Toms Jr.
         Chairman, Chief Executive Officer and President
         Phone: (276) 632-2133, or
         Paul A. Huckfeldt, Vice President, Finance & Accounting &
         Chief Financial Officer
         Phone: (276) 632-3949, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230